Exhibit 99.1

eFFECTOR Therapeutics Reports Third Quarter 2022 Financial Results and Provides Corporate Update

- Key executive appointments: Douglas Warner, M.D., as CMO & Mayank Gandhi, M.D., as CBO –

- Cohort treating ER+ breast cancer with combination of zotatifin, fulvestrant and abemaciclib has been expanded from 7 patients to 18 patients -

- Initiated dosing and completed enrollment in second cohort of Phase 1b clinical trial of zotatifin for the treatment of COVID-19 -

SOLANA BEACH and REDWOOD CITY, Calif., November 7, 2022 – eFFECTOR Therapeutics, Inc. (NASDAQ: EFTR), a leader in the development of selective translation regulator inhibitors (STRIs) for the treatment of cancer, today reported financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“We continue to make progress on all fronts, most visibly this quarter with the expansion of a second zotatifin cohort in patients with ER+ breast cancer and completion of the second cohort testing zotatifin in patients with COVID-19,” remarked Steve Worland, Ph.D., president and chief executive officer of eFFECTOR. “We also continue to build out our executive team with key strategic additions including the previously announced appointment of Doug Warner, M.D., as CMO and the recent addition of Mayank Gandhi, M.D., as CBO. With momentum from positive interim data, we are confident we have the operational team necessary to effectively execute on our clinical development and strategic plans.”

Pipeline Highlights

Tomivosertib (eFT508): eFFECTOR’s wholly-owned, highly selective MNK inhibitor designed to enhance anti-tumor immune activity by activating T cells, delaying their exhaustion, and expanding the pool of central memory T cells.

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Enrollment continues in Phase 2b KICKSTART trial in NSCLC. KICKSTART trial includes patients in two cohorts: (1) “PD-L1 ≥50% cohort” for patients with PD-L1 expression ≥50% who will receive tomivosertib or placebo in combination with pembrolizumab as their initial therapy; and (2) “PD-L1 ≥1% cohort” for patients with PD-L1 expression ≥1% who will receive tomivosertib or placebo in combination with pembrolizumab as maintenance therapy immediately after completing the platinum-based chemotherapy doublet phase of their frontline treatment without disease progression. The company plans to enroll approximately 60 patients in each cohort. Topline data readouts from both cohorts are anticipated in the first half of 2023.

Zotatifin (eFT226): eFFECTOR’s wholly-owned potent and selective inhibitor of mRNA helicase eIF4A, designed to downregulate expression of key oncoproteins and cell cycle proteins that drive tumor growth and resistance.

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Further expansion in Part 2 of ongoing trial in ER+ breast cancer. The cohort evaluating zotatifin in combination with fulvestrant and abemaciclib (ECBF+A) has been expanded from the previously disclosed 7 patients to 18 patients. This builds on the previously announced expansion of the cohort evaluating zotatifin plus fulvestrant (ECBF) from 7 to 18 patients, and the planning for a new cohort evaluating zotatifin in combination with fulvestrant in ER+ breast cancer patients with Cyclin D1 amplification.

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On track to report topline data by end of 2022. Topline data from the expanded ECBF cohort (n=18) and from the initially planned 7 patients in the ECBF+A cohort are anticipated by the end of 2022. Initial overall response rate data from the Cyclin D1 amplified ER+ breast cancer cohort is expected in the first half of 2023.

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COVID-19 program progresses with topline data from Phase 1b clinical trial expected in the first half of 2023. Enrollment completed in the first two cohorts of a three cohort Phase 1b clinical trial of zotatifin in non-hospitalized adults with confirmed COVID-19 infection. The study is a double-blind, randomized, placebo-controlled trial evaluating the safety and antiviral activity of a single dose of zotatifin. The company anticipates opening enrollment in the third cohort by the end of 2022, and expects to report topline data for all three cohorts in the first half of 2023.

Business Highlights:

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Appointment of Mayank Gandhi, M.D., as chief business officer: In addition to the previously announced appointment of Doug Warner, M.D., as chief medical officer, in this last fiscal quarter eFFECTOR also welcomed Mayank Gandhi, M.D., as chief business officer. Dr. Gandhi brings over 15 years of experience in biopharmaceutical corporate development, partnering, product development and commercialization. Dr. Gandhi most recently served as vice president of corporate development & strategy of Jiya Acquisition Group, where he helped raise over $100 million towards an IPO, prior to which he held several senior business development, commercial operations and medical affairs roles at Genentech. Earlier in his career, he was an equity research analyst at Citigroup, Cowen and Avet Capital. Dr. Gandhi received his medical degree from the University of Mumbai and an M.B.A., with a concentration in healthcare management and finance, from Case Western Reserve University.

Third Quarter 2022 Financial Results

Cash Position and Guidance: The company had cash and cash equivalents, and short-term investments totaling $33.0 million as of September 30, 2022, compared to $41.0 million in cash and cash equivalents, and short-term investments as of June 30, 2022. Current cash is anticipated to be sufficient to fund readouts of topline data from Phase 2b KICKSTART trial evaluating tomivosertib in combination with pembrolizumab in patients with NSCLC in the first half of 2023, topline data from Phase 2a dose expansion cohorts evaluating zotatifin in patients with certain biomarker-positive solid tumors, including ER+ breast cancer, in the second half of 2022, initial overall response rate data from the Cyclin D1 amplified ER+ cohort in the first half of 2023 and topline data from Phase 1b clinical trial of zotatifin in non-hospitalized adults with confirmed COVID-19 infections in the first half of 2023.

Research and Development (R&D) Expenses: R&D expenses were $6.6 million for the quarter ended September 30, 2022, compared to $5.0 million for the same quarter of 2021. This increase for the quarter was due to higher external development expenses primarily associated with clinical trial costs for both the tomivosertib and zotatifin programs, partially offset by a decrease in license fees due to a one-time license payment made in the third quarter of 2021 as a result of the consummation of the business combination with Locust Walk Acquisition Corporation. R&D expenses included approximately $0.8 million and $0.9 million of non-cash stock compensation expense in the quarters ended September 30, 2022 and 2021, respectively.

General and Administrative (G&A) Expenses: G&A expenses were $3.5 million for the quarter ended September 30, 2022, compared to $4.1 million for the same quarter of 2021. This decrease for the quarter was primarily due to a decrease in non-cash stock compensation expense, partially offset by an increase in amortization related to D&O insurance. G&A expenses included approximately $0.8 million and $1.5 million of non-cash stock compensation expense in the quarters ended September 30, 2022 and 2021, respectively.

Other Income (Expense): Other expense was $0.3 million for the quarter ended September 30, 2022 and other income for the quarter ended September 30, 2021 was $17.6 million. Other expense in the quarter ended September 30, 2022 consisted primarily of interest expense associated with the company’s term loan. Other income for the quarter ended September 30, 2021 primarily consisted of income related to the change in fair value of the company’s earn-out liability for the period. The fair value of the share earn-out liability of $61.0 million at the closing date of the business combination, was remeasured at $43.3 million as of September 30, 2021.

Net Income (Loss): Net loss was $9.6 million, or $0.23 per basic and diluted share, for the quarter ended September 30, 2022, as compared to net income of $8.9 million, or a net income of $0.53 and $0.42 per basic and diluted share, respectively, for the same quarter of 2021.

About eFFECTOR Therapeutics

eFFECTOR is a clinical-stage biopharmaceutical company pioneering the development of a new class of oncology drugs referred to as STRIs. eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase interacting kinase (MNK). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of a network of functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK inhibitor currently being evaluated in KICKSTART, a randomized, double-blind, placebo-controlled Phase 2b trial of tomivosertib in combination with pembrolizumab in patients with metastatic non-small cell lung cancer (NSCLC). Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently being evaluated in Phase 2a expansion cohorts in certain biomarker-positive solid tumors, including ER+ breast cancer and KRAS-mutant NSCLC. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E. In addition to the company’s oncology focus, zotatifin is being evaluated as a potential host-directed anti-viral therapy in patients with mild to moderate COVID-19 in collaboration with the University of California, San Francisco, which holds a $5 million cooperative agreement sponsored by the Defense Advanced Research Projects Agency.

Forward-Looking Statements

eFFECTOR cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the future clinical development of our product candidates, including expectations on enrollment and the timing of reporting data from ongoing clinical trials; the planned expanded development of zotatifin and the timing thereof; the potential therapeutic benefits of our product candidates; and the sufficiency of our capital resources to allow clinical data readouts and the expansion of our clinical development programs. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and more patient data become available; potential delays in the commencement, enrollment and completion of clinical trials; additional disruptions to our operations from the COVID-19 pandemic, including clinical trial and manufacturing delays; our dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of our clinical trials and preclinical studies for our product candidates is uncertain; we may use our capital resources sooner than expected and they may be insufficient to allow clinical trial readouts; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; our ability to obtain and maintain intellectual property protection for our product candidates; any future impacts to our business resulting from inflation or the conflict between Russia and Ukraine or other geopolitical developments outside our control; and other risks described in our prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,903	$49,702
Short-term investments	21,053	—
Prepaid expenses and other current assets	2,565	3,194

Total current assets	35,521	52,896

Property and equipment, net	246	91
Operating lease right-of-use assets	125	166
Other assets	759	903

Total assets	$36,651	$54,056

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,214	$516
Accrued expenses	3,615	3,418
Current term loans, net	18,985	—
Accrued final payment on term loans, current	1,100	—
Lease liabilities, current portion	54	44

Total current liabilities	24,968	3,978

Earn-out liability, non-current	6	12,130
Non-current term loans, net	—	18,760
Accrued final payment on term loans	—	1,100
Non-current warrant liability	40	678
Non-current lease liabilities	77	126

Total liabilities	25,091	36,772

Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	145,931	138,181
Accumulated other comprehensive loss	(69)	—
Accumulated deficit	(134,306)	(120,901)

Total stockholders’ equity	11,560	17,284

Total liabilities and stockholders’ equity	$36,651	$54,056

eFFECTOR Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Grant revenue	$867	$427	$2,878	$1,119
Operating expenses:
Research and development	6,632	5,022	16,663	13,562
General and administrative	3,486	4,119	9,895	7,052

Total operating expenses	10,118	9,141	26,558	20,614

Operating loss	(9,251)	(8,714)	(23,680)	(19,495)

Other income (expense)	(308)	17,593	10,275	16,244

Net income (loss)	(9,559)	8,879	(13,405)	(3,251)
Other comprehensive income (loss)	13	—	(69)	—

Comprehensive income (loss)	$(9,546)	$8,879	$(13,474)	$(3,251)

Net income (loss) per share, basic	$(0.23)	$0.53	$(0.33)	$(0.49)

Net income (loss) per share, diluted	$(0.23)	$0.42	$(0.33)	$(0.49)

Weighted-average common shares outstanding, basic	41,171,990	16,701,967	41,047,533	6,588,282

Weighted-average common shares outstanding, diluted	41,171,990	20,067,715	41,047,533	6,588,282

Contacts:

Investors:		Media:
Christopher M. Calabrese Managing Director LifeSci Advisors 917-680-5608 ccalabrese@lifesciadvisors.com	Kevin Gardner Managing Director LifeSci Advisors 617-283-2856 kgardner@lifesciadvisors.com	Heidi Chokeir, Ph.D. Managing Director Evoke Canale 619-203-5391 Heidi.chokeir@evokegroup.com

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